UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 15, 2017

Date of Report (Date of earliest event reported)

Friendable, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52917	98-0546715
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1821 S Bascom Ave., Suite 353, Campbell, California 95008

(Address of principal executive offices) (Zip Code)

(855) 473-7473

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 15, 2017, Friendable, Inc. (the “Company”) entered into a Securities Purchase Agreement, (the “EMA SPA”) with EMA Financial, LLC (“EMA”), to issue and sell a 8% Convertible Note in the principal amount of $96,000 (the “EMA Note”) with a maturity date of March 15, 2018 (the “EMA Maturity Date”). The EMA Note was funded on March 15, 2017.

On March 16, 2017, the Company entered into a Securities Purchase Agreement, dated March 13, 2017 (the “Coventry SPA”) with Coventry Enterprises, LLC (“Coventry”), to issue and sell a 8% Convertible Redeemable Note in the principal amount of $32,000 (the “Coventry Note”) with a maturity date of March 13, 2018 (the “Coventry Maturity Date”). The Coventry Note was funded on March 16, 2017. In this Report, the following are referred to respectively, as, the “SPAs”, the “Notes”, and the “Maturity Dates”: (i) the EMA SPA and Coventry SPA; (ii) the EMA Note and Coventry Note; and (iii) the EMA Maturity Date and the Coventry Maturity Date.

Interest accrues daily on the outstanding principal amount of each of the Notes at a rate per annum equal to 8% on the basis of a 365-day year. The principal amount of the Notes and interest are payable on the Maturity Dates. The Notes are convertible into common stock, subject to Rule 144, at any time after the issue date: (A) for the EMA Note, at the lower of (i) the closing sale price of the common stock on the on the trading day immediately preceding the closing date, and (ii) 50% of the lowest sale price for the common stock during the twenty-five (25) consecutive trading days immediately preceding the conversion date; and (B) for the Coventry Note at 50% of the lowest sale price for the common stock during the twenty (20) consecutive trading days immediately preceding the conversion date. If the shares due to EMA are not delivered to EMA within three business days of the Company’s receipt of the conversion notice, the Company will pay EMA a penalty of $1,000 per day for each day that the Company fails to deliver such common stock through willful acts designed to hinder the delivery of common stock to EMA. EMA does not have the right to convert the note, to the extent that it would beneficially own in excess of 4.9% of our outstanding common stock (the ownership limitation of Coventry is 9.9%). The Company shall have the right, exercisable on not less than five (5) trading days’ prior written notice to EMA, to prepay the outstanding balance on the EMA Note for (i) 135% of all unpaid principal and interest if paid within 90 days of the issue date and (ii) 150% of all unpaid principal and interest starting on the 91st day following the issue date. The Coventry Note cannot be prepaid. In the event of default, the amount of principal and interest not paid when due bear default interest at the rate of 24% per annum and the Notes becomes immediately due and payable. In connection with the Notes, the Company paid EMA $6,500 and paid Coventry $2,000 for each of their legal fees and expenses.

The Notes are long-term debt obligations that are material to the Company. The Notes also contains certain representations, warranties, covenants and events of default including if the Company is delinquent in its periodic report filings with the SEC, and increases in the amount of the principal and interest rates under the Notes in the event of such defaults. In the event of default, at the option of the lenders and at their sole discretion, the lenders may consider the Notes immediately due and payable.

The foregoing description of the terms of the SPAs and Notes, do not purport to be complete and is qualified in its entirety by the complete text of the documents attached as, respectively, Exhibits 4.1, 4.2, 10.1, and 10.2 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The issuance of the securities whose information is set forth in Item 1.01 of this Current Report on Form 8-K were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but qualified for exemption under Section 4(a)(2) of the Securities Act. The securities were exempt from registration under Section 4(a)(2) of the Securities Act because the issuance of such securities by the Company did not involve a “public offering,” as defined in Section 4(a)(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction, size of the offering, manner of the offering and number of securities offered. The Company did not undertake an offering in which it sold a high number of securities to a high number of investors. In addition, these investors had the necessary investment intent as required by Section 4(a)(2) of the Securities Act since they agreed to, and will receive, share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Exhibit
4.1	8% Convertible Note dated March 15, 2017 issued by the Company to EMA Financial, LLC
4.2	8% Convertible Redeemable Note dated March 13, 2017 issued by the Company to Coventry Enterprises, LLC
10.1	Securities Purchase Agreement dated March 15, 2017 by and between the Company and EMA Financial, LLC
10.2	Securities Purchase Agreement dated March 13, 2017 by and between the Company and Coventry Enterprises, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Friendable, Inc.

Date: March 22 2017	By:	/s/ Robert Rositano
Robert Rositano
CEO

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